UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Plantronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0207692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

_______________________________

PLANTRONICS, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

_______________________________

Pamela Strayer
Senior Vice President and Chief Financial Officer, and Acting Interim Chief Executive Officer
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
(831) 426-5858
(Name, address and telephone number, including area code, of agent for service)

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$14,000,000.00	100%	$14,000,000.00	$1,909.60
(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plantronics, Inc. Deferred Compensation Plan described herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents are incorporated by reference in this registration statement: (i) the latest annual report of Plantronics, Inc. (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than the portions of these documents not deemed to be filed). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
ITEM 4.    DESCRIPTION OF SECURITIES

The securities being registered pursuant to this registration statement represent unsecured general obligations of the Registrant (the “Obligations”) to pay certain deferred compensation in the future in accordance with the terms of the Plantronics, Inc. Deferred Compensation Plan (the “Plan”). The Obligations rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

Under the Plan, the Registrant has provided a select group of management or highly compensated employees of the Registrant and its participating affiliates (each, a “Participating Employer”) with the opportunity to elect to defer certain eligible compensation that is otherwise payable by a Participating Employer, as set forth in the Plan. Employer contributions also may be made by a Participating Employer, in its sole discretion, on behalf of a Plan participant, as set forth in the Plan.

A Plan participant’s deferral contributions and any discretionary employer contributions made on his or her behalf under the Plan will be credited to the participant’s account under the Plan. A participant’s Plan account will be credited with deemed investment returns equal to the experience of selected investment funds offered under the Plan, as elected by the participant in accordance with the Plan’s procedures. If a participant fails to make an investment allocation with respect his or her Plan account, the account will be deemed invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Plan’s administrative committee (the “Committee”) in its discretion.

A participant will be 100% vested at all times in his or her deferral contributions under the Plan. A participant generally will be vested in any “discretionary contributions” (as defined in the Plan) made on his or her behalf by a Participating Employer in accordance with the vesting schedules established by the Committee, at the time such amounts are first credited to the participant’s Plan account. A participant will be 100% vested in any discretionary “make-up contributions” (as defined in the Plan) made on his or her behalf under the Plan by a Participating Employer.

The Obligations generally are payable upon a Plan participant’s separation from service from the Registrant and all of its affiliates and/or upon in-service date(s) elected by the participant, in accordance with the terms of the Plan, subject to exceptions as provided in the Plan, such as death, qualifying disability or unforeseeable emergency. The Obligations generally are payable in the form of a lump sum cash payment or a fixed number of substantially equal annual cash installment payments (from two to ten years, in the case of a distribution due to a participant’s separation from service, or from two to five years, in the case of a scheduled in-service distribution), at the election of the participant made in accordance with the terms of the Plan.

A Plan participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death, in accordance with the Plan’s procedures. Plan participants or their beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan.

The Participating Employers may, in their sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay the Obligations. Any such rabbi trust shall be constructed to constitute an unfunded arrangement that shall not affect the status of the Plan as an unfunded plan for purposes of the Employee

Retirement Income Security Act or the Internal Revenue Code. The Obligations may be paid from the general assets of the Participating Employers or from the assets of any such rabbi trust.

The Registrant has reserved the right to amend or terminate the Plan at any time and for any reason, provided that any such amendment may not reduce the vested account balances of any participant accrued as of the date of any such amendment.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Plan participant or beneficiary will be responsible for enforcing his or her own rights, if any, with respect to the Obligations.

The foregoing is not a complete description of the Obligations, and is qualified in its entirety by reference to the terms of the Plan document.
ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL
Inapplicable.
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers. This may, under certain circumstances, include indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), as well as for expenses incurred in that regard. The DGCL further provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article Nine of the Registrant’s 2009 Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director.

Article 5 of the Registrant's Amended and Restated Bylaws (“Bylaws”) provides, in relevant part, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise at any time during which the bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant the bylaw is sought or at the time any proceeding relating thereto exists or is brought), shall be indemnified and held harmless by the Registrant to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding). The Registrant’s Bylaws also provide that the Registrant may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

The Registrant has entered into indemnification agreements with its officers and directors, the form of which has been previously filed with the Securities and Exchange Commission.

The Registrant maintains standard policies of indemnification insurance under which coverage is provided with respect to acts or omissions by the Registrant’s directors, officers and key employees.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED
Inapplicable.
ITEM 8.    EXHIBITS

4.1	Plantronics, Inc. Deferred Compensation Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.
ITEM 9.    UNDERTAKINGS
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures
THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California on the 24th day of May, 2013.
PLANTRONICS, INC.
(Registrant)

/s/ Pamela Strayer
Pamela Strayer
Senior Vice President and Chief Financial Officer,
and     Acting Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer:
/s/ Pamela Strayer	Senior Vice President and Chief Financial Officer, and Acting Interim Chief Executive Officer	May 24, 2013
Pamela Strayer

Directors:
/s/ Marv Tseu *	Chairman of the Board and Director	May 24, 2013
Marv Tseu
/s/ Ken Kannappan *	Director	May 24, 2013
Ken Kannappan
/s/ Brian Dexheimer *	Director	May 24, 2013
Brian Dexheimer
/s/ Robert Hagerty *	Director	May 24, 2013
Robert Hagerty
/s/ Gregg Hammann *	Director	May 24, 2013
Gregg Hammann
/s/ John Hart *	Director	May 24, 2013
John Hart
/s/ Marshall Mohr *	Director	May 24, 2013
Marshall Mohr

* By /s/ Richard Pickard
Richard Pickard
Attorney-in-Fact**

**	By authority of the Power of Attorney of Directors filed as Exhibit 24.1 to this Registration Statement

EXHIBIT INDEX

4.1	Plantronics, Inc. Deferred Compensation Plan.
5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.